THE SOUTHERN COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2008
and the year to date June 30, 2009

												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2004		2005		2006		2007		2008		2009
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes		$2,143,511		$2,215,602		$2,389,290		$2,616,758		$2,721,867		$1,029,610
Interest expense, net of amounts capitalized		640,261		746,819		865,873		885,796		866,202		458,557
Distributions on mandatorily redeemable preferred securities		27,230		0		0		0		0		0
AFUDC - Debt funds		17,970		20,500		20,453		47,519		64,063		38,351
Less: Dividends on preferred and preference stock of subsidiaries		(29,815)		(30,175)		(34,606)		(47,763)		(64,780)		(32,390)
Earnings as defined		$2,799,157		$2,952,746		$3,241,010		$3,502,310		$3,587,352		$1,494,128

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$499,737		$558,975		$626,752		$739,285		$810,233		$438,086
Interest on affiliated loans		99,737		127,721		122,088		66,372		23,454		11,727
Interest on interim obligations		8,671		25,358		76,745		75,249		30,285		2,921
Amort of debt disc, premium and expense, net		36,906		36,698		57,878		45,675		39,579		19,774
Other interest charges		13,180		18,567		2,863		6,734		26,714		24,400
Distributions on mandatorily redeemable preferred securities		27,230		0		0		0		0		0
Fixed charges as defined		685,461		767,319		886,326		933,315		930,265		496,908
Tax deductible preferred dividends		1,566		1,554		1,293		1,281		1,281		641
		687,027		768,873		887,619		934,596		931,546		497,549
Non-tax deductible preferred and preference dividends		28,249		28,621		33,313		46,482		63,499		31,749
Ratio of net income before taxes to net income	x	1.375	x	1.367	x	1.485	x	1.469	x	1.507	x	1.617
Preferred and preference dividend requirements before income taxes		38,842		39,125		49,470		68,282		95,693		51,338
Fixed charges plus preferred and preference dividend requirements		$725,869		$807,998		$937,089		$1,002,878		$1,027,239		$548,887

RATIO OF EARNINGS TO FIXED CHARGES		3.86		3.65		3.46		3.49		3.49		2.72